UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)	November 9, 2001

JCM PARTNERS, LLC

(Exact name of registrant as specified in its charter)

DELAWARE	000-32653	94-3364323

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identificaion No.)

2151 Salvio Street, Suite 325 Concord, CA (Address of principal executive offices) Registrant’s telephone number, including area code:	94520 (Zip Code) (925) 676-1966

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events.

     On October 22, 2001, JCM Partners, LLC (the “Company”) received an unsolicited proposal to purchase all of the Company’s membership interests for $0.80 per unit. On November 9, 2001, the Board of Managers carefully considered the proposal and unanimously voted not to accept the offer and not to pursue any negotiations with respect to the offer. In addition, pursuant to its authority under the Company’s Limited Liability Company Agreement (the “Agreement”), the Board of Managers adopted resolutions that impose contain restrictions on the transfer of the Company’s units by unit holders (the “Transfer Restrictions”) and amended certain provisions of the Company’s Bylaws.

     The following is a summary of the Transfer Restrictions and the amendments to the Bylaws. This summary is not complete and should be read together with the text of the exhibits incorporated by reference herein and filed as exhibits hereto.

     The Transfer Restrictions generally provide that:

•	except with respect to transfers of units made by a tax-exempt organization or by virtue of the laws of descent and distribution, the Company will not recognize any transfer of units as effective prior to the end of the thirty day period following the Company’s receipt of a fully completed and duly executed Application for Transfer in a form satisfactory to the Company; and

•	no individual or entity may acquire, by any means, Company units if such individual or entity would become the beneficial owner of ten percent or more of the Company’s outstanding units through such acquisition (the “Ownership Limit”).

Any acquisition resulting in units being acquired in violation of this Ownership Limit shall be void ab initio, except that a holder whose beneficial ownership exceeds the Ownership Limit solely by reason of unit repurchases by the Company will not be deemed to have violated the Ownership Limit so long as the unit holder makes no acquisition of additional units of the Company.

     If the Ownership Limit is declared invalid or unenforceable for any reason, any units transferred in excess of the Ownership Limit shall then be deemed to have been transferred to the Company or its designee in trust for the benefit of the disqualified holder and any beneficiary to whom an interest in the trust may be later transferred. In such circumstance, the disqualified holder shall be treated as the beneficial owner of the units and will have the right to receive allocations and distributions with respect to the units, but will not be accorded any voting rights with respect to the units. On any proposition upon which unit holders are entitled to vote, such units will then be voted by the trust in the same proportion as all other units are voted on the matter.

     These Transfer Restrictions, incorporated herein by reference and filed as an Exhibit hereto, are part of the Company’s Amended Bylaws. A new form of Application for Transfer adopted by the Board of Managers is also incorporated by reference and attached as an exhibit hereto.

     The Board of Managers also adopted certain amendments and modifications to the Company’s Bylaws that generally provide:

•	any Manager, other than the CEO-Manager, may be removed only for cause with the consent of either a majority of Managers holding office or a two-thirds majority of unit holders at an annual or special meeting;

•	unless the Board of Managers determines in its discretion that a proposal should be submitted to the unit holders by the Board of Managers for action by written consent, all actions of unit holders shall be taken at an annual or special meeting of unit holders, and unit holders shall not have the right to act by written consent;

•	any unit holder wishing to review the list of Company unit holders must, prior to being given access to such information, (i) make a written request for such list upon the Board of Managers or President of the Company which shall contain certain information about the unit holder(s) requesting the list, the amount of units held by such unit holder(s), and the purposes for which the list has been requested, and (ii) enter into a written agreement not to disclose to, or use for the benefit of, a third party, any of the information provided by the Company to the unit holder;

•	any request for a special meeting of unit holders made by unit holders in accordance with the requirements set forth in the Agreement must be accompanied by the resolution to be presented to unit holders, a list of all unit holders and beneficial owners who were solicited to support the request for a special meeting, any correspondence or agreements with unit holders and any other material used in such solicitation, and any other information the Company requests in order to determine whether such consents were properly obtained; and

•	in order for any unit holder nomination or proposal to be acted upon, the nominating or proponent unit holder must give advance written notice of such nomination or proposal, the contents of which are set forth in the Bylaw amendments attached as an exhibit hereto.

     This summary of amendments to the Company’s Bylaws is not complete and is qualified by reference to the full text of such amendments filed as an exhibit hereto and incorporated by reference herein.

Item 7. Financial Statements and Exhibits

The following exhibits are filed herewith:

Exhibit No.
4.1 Restrictions on Transfer of Membership Interests
99.1 Amendments to Bylaws of the Company adopted November 9, 2001.
99.2 Sample Form of Application for Transfer

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JCM PARTNERS, LLC

Date: November 15, 2001	By: /s/ Gayle Ing Gayle Ing President and CEO